UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

SOUTHWEST AIRLINES CO.

(Exact name of registrant as specified in its charter)

Texas	74-1563240
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 36611 Dallas, Texas	75235-1611
(Address of principal executive office)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Common Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Not Applicable

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

EXPLANATORY NOTE

This Form 8-A/A is filed by Southwest Airlines Co., a Texas corporation (the “Company”), to reflect the expiration of the common stock purchase rights (collectively, the “Rights”) registered on the Form 8-A filed by the Company on July 3, 2024.

Item 1.	Description of the Registrant’s Securities to Be Registered.

On October 25, 2024, the Company and Equiniti Trust Company, LLC (the “Rights Agent”) entered into the Amendment to the Rights Agreement (the “Amendment”), which amended the Rights Agreement, dated as of July 2, 2024, by and between the Company and the Rights Agent (the “Rights Agreement”).

The Amendment terminated the Rights Agreement by advancing the expiration time of the Rights to 5:00 P.M., New York City time, on October 25, 2024. At the time of the termination of the Rights Agreement, all of the Rights, which were previously distributed to holders of the Company’s issued and outstanding common stock, par value $1.00, pursuant to the Rights Agreement, expired.

The Amendment is attached hereto as Exhibit 4.2 and is incorporated herein by reference. The description of the Amendment herein does not purport to be complete and is qualified in its entirety by reference to Exhibit 4.2.

Item 2.	Exhibits.

4.1

Rights Agreement, dated as of July 2, 2024, by and between Southwest Airlines Co. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of Southwest Airlines Co.’s Current Report on Form 8-K filed July 3, 2024).

4.2

Amendment to Rights Agreement, dated as of October 25, 2024, by and between Southwest Airlines Co. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.2 of Southwest Airlines Co.’s Current Report on Form 8-K filed October 25, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SOUTHWEST AIRLINES CO.

Date: October 25, 2024	By:	/s/ Jeff Novota
Jeff Novota
Vice President General Counsel & Corporate Secretary

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